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                                                                    EXHIBIT 4.19

[LOGO OF ENODIS]
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   Enodis Corporation o 2227 Welbilt Boulevard o New Port Richey, FL 34655 o USA
                          Tel: 727-375-7010 o Fax: 727-375-7328 o www.enodis.com


                                                As of October 1, 2001



Mr. David Odum

Dear Dave:

         This letter sets forth the agreement between ENODIS CORPORATION (the "Company") and you (referred to herein as "you" or "Executive"), with respect to your employment by the Company and certain of its divisions and/or subsidiaries.

     1. Employment.

        (a) Executive shall be employed by the Company on the terms and conditions set forth herein as an Executive and shall initially serve as the Enodis Group President, Retail and be assigned such duties and responsibilities relating to the retail food equipment activities of Enodis plc (the "Parent"), consistent with Executive's status and position. From time to time hereafter, your duties may change, as the Company or the Parent may reasonably determine subject to your rights under Paragraph 12 hereof. You acknowledge that your employment by the Company, its Parent and any of its divisions and subsidiaries is "at will" and that your employment may be terminated at any time with or without cause either by you or the Company or the Parent. You understand that performance of any of the Company's obligations hereunder may be performed directly by the Company, the Parent and/or its divisions or subsidiaries. You will serve as an officer and/or director of such divisions and/or subsidiaries of the Company as the Company or the Parent shall request and you shall not be entitled to any additional compensation by reason of such offices.

        (b) Executive accepts such employment and agrees that throughout the period of his employment by the Company, he will devote his full business time, attention, knowledge and skills, faithfully and to the best of his ability in furtherance of the business of the Company, the Parent and its affiliates and he will perform the duties assigned to him pursuant to this Paragraph 1. Executive shall report to and be subject, at all times, to the direction and control of the Company's and/or the Parent's Chief Executive Officer or such other executive officers of the Company or the Parent as the Company's or the Parent's Board of Directors may deem appropriate. Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as the Company or the Parent may from time to


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time reasonably establish. Executive shall initially be headquartered in the
New Port Richey, Florida area, but shall do such traveling as may be required of him in the performance of his duties. In the event the Company relocates your offices during your employment, at the Company's request, Executive shall relocate subject to the Company's standard reimbursement policy for relocation expenses. During the period of Executive's employment hereunder, Executive shall not, directly or indirectly, accept employment or compensation from or perform services of any nature for, any business enterprise other than the Parent or its affiliates. Notwithstanding the foregoing, however, nothing herein shall be deemed to prohibit Executive from investing his funds in securities of any company if the securities of such company are listed for trading on a national stock exchange or traded in the over-the-counter market and Executive's holdings therein represent less than 1% of the total number of outstanding shares or of other securities of such company.

     2. Compensation.

        (a) Base Salary. As compensation for Executive's services, as provided in Paragraph 1 above, the Company will pay to Executive a base annual salary ("Base Salary") at the rate of $324,500 per annum. Such Base Salary shall be reviewed by the Remuneration Committee of the Parent's Board of Directors from time to time and any increase shall be wholly discretionary and based, among other things, upon the Company's evaluation of Executive's performance. Executive's Base Salary shall be payable in equal installments in accordance with the Company's applicable payroll policy.

        (b) Executive Incentive and Bonus Plans. Executive shall also be entitled to participate in such Company executive bonus and other incentive plans as may be offered by the Company from time to time to Executives of similar stature and responsibility. These may include performance bonus, stock option and deferred compensation plans from time to time. The Company shall be under no obligation to institute or continue such plans and may from time to time amend, modify or terminate any such plans.

     3. Executive Benefits. Executive shall be entitled to participate, to the extent that Executive is eligible under the terms and conditions thereof, in any hospitalization or medical insurance plans, 401(k) plans or other employee benefit plans which are generally available on a group basis to senior executives of the Company's United States operations which may be in effect from time to time during the period of Executive's employment hereunder. The Company shall be under no obligation to institute or continue the existence of any Executive benefit plan described herein and may from time to time amend, modify or terminate any such Executive benefit plan.

     4. Vacations. Executive shall be entitled to a paid vacation (in addition to Company-wide holiday periods) during the period of Executive's employment by the Company in accordance with the Company's vacation policies for senior executives, as in effect from time to time.

     5. Expenses. The Company shall reimburse Executive for expenses reasonably incurred by Executive in connection with the performance of Executive's duties hereunder and the business of the Company upon submission of appropriate vouchers and receipts and



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otherwise in accordance with the Company's travel and entertainment policy, as in effect from time to time.

     6. Confidential Information. Executive will hold in a fiduciary capacity for the benefit of the Company, the Parent and its affiliates all information, knowledge and data relating to or concerned with their operations, sales, pricing, budgets, plans, business and affairs (except such information as is generally known in the industry), and Executive will not, at any time hereafter, use, disclose or divulge any such information, knowledge or data to or for the benefit of any Person other than to the Company or its designees or except as may otherwise be required in connection with the business and affairs of the Company and its affiliates.

     7. Conflicts of Interest. Executive shall comply with the Company's standards of conduct policy and such other policies of the Company or the Parent as may be in effect from time to time during the term of Executive's employment. Copies of the Company's policies, as currently in effect, have been furnished to Executive.

     8. Restrictive Covenant. During the term of Executive's employment with the Company or its affiliates, Executive shall render his services exclusively to the Parent and its affiliates. In addition, during the term of Executive's employment hereunder, and for a period of one year thereafter, Executive shall not, for himself, or on behalf of any other Person, directly or indirectly, or by action in concert with others:

        (a) solicit, induce or encourage any employee of the Parent or any of its affiliates to terminate his or her employment or other relationship with the Parent or any of its affiliates;

        (b) hire any employee (or anyone who was an employee within the preceding six months) of the Parent or any of its affiliates; or

        (c) otherwise interfere with the relationship between the Parent or any of its affiliates and any of its or their employees.

Nothing herein shall be deemed to limit Executive's obligations or the Company's rights at law. Executive acknowledges that the provisions of this Paragraph 8 and the provisions of Paragraphs 6 and 7 are reasonable and necessary for the protection of the Company and without the limited restrictions imposed by the provisions of these paragraphs, the Company would suffer irreparable and immeasurable damage. Executive therefore expressly agrees that the Company shall be entitled to injunctive or other equitable relief to prevent the breach or threatened breach by him of the provisions of these paragraphs and to secure their enforcement and without the necessity of posting a bond.

     9. Termination for Cause.

        (a) "Cause" means:

            (i) the willful failure of Executive to perform the reasonable duties assigned to him commensurate with his executive status for a period of at least thirty consecutive


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days after Executive has received written warning thereof from the Chief
Executive Officer or Board of Directors of the Company or the Parent that Executive's services will be terminated;

            (ii) commission of any act of fraud or gross negligence by Executive in the course of his employment by the Company, which, in the case of gross negligence, has a materially adverse effect on the business or financial condition of the Company, the Parent or any of its affiliates;

            (iii) willful misrepresentation at any time by Executive to the Company's or the Parent's Board of Directors or any executive officer of the Company or of the Parent;

            (iv) engagement by Executive in any conduct or the commission by Executive of any act which is, in the reasonable opinion of the Company's or the Parent's Board of Directors, materially injurious or detrimental to the substantial interest of the Company, the Parent or any of its affiliates;

            (v) breach by Executive of his obligations hereunder; or

            (vi) a felony conviction of Executive that has a material impact on the ability of Executive to perform the duties of his position.

        (b) In addition to any other rights and remedies provided by law or this Agreement, the Company may terminate Executive's employment hereunder forthwith upon written notice for Cause. If Executive's employment by the Company shall be terminated pursuant to this Paragraph 9, Executive shall be entitled to receive only the Base Salary and benefits actually earned and payable to Executive pursuant to Paragraph 2 above through the date of the termination of employment, together with any unreimbursed expenses incurred through the date of termination. Executive shall not be entitled to receive any further salary, bonus, expenses, benefits or other compensation of any kind hereunder accruing or incurred following the date of termination. Executive acknowledges that, unless otherwise provided for in any bonus plan or other incentive plan in which Executive may be entitled to participate, upon any termination of Executive's employment without Cause, no bonus with respect to any fiscal year shall be payable unless Executive shall have been employed by the Company both at the end of such fiscal year and on the date such bonus is otherwise paid to other Executives of the Company.

    10. Termination Without Cause. If the Company shall terminate Executive's employment on or before March 31, 2003 for any reason other than for Cause, Executive shall be entitled to receive, as severance and damages and in exchange for a general release in favor of the Company and its affiliates and the promises made by Executive hereunder, and as Executive's sole and exclusive right and remedy on account of such termination, a payment equal to 24 months' Base Salary at the then current rate ("Termination Payment"). Such Termination Payment will be payable as follows: (i) 12 months' Base Salary in a lump sum and
(ii) 12 months Base Salary in equal installments as and when payable under the terms hereof. If the Company shall terminate Executive's employment without Cause after March 31, 2003, then, unless otherwise agreed between Executive and the Company in writing, Executive's


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Termination Payment shall be equal to 12 months' Base Salary at the then current rate. Such Termination Payment will be payable in equal installments as and when payable under the terms hereof. The installment Termination Payments will commence promptly after, and the lump sum Termination Payment will be made concurrently with, the delivery by Executive of a general release in favor of the Company and its affiliates. Executive shall also be entitled to receive any approved unreimbursed business expenses and other Executive benefits (as described above) to the date of termination. Executive acknowledges that, unless otherwise provided for in any bonus plan or other incentive plan in which Executive may be entitled to participate, upon any termination of Executive's employment without Cause, no bonus with respect to any fiscal year shall be payable unless Executive shall have been employed by the Company both at the end of such fiscal year and on the date such bonus is otherwise paid to other Executives of the Company.

    11. Termination Without Cause Following Change in Control.

        (a) "Change in Control" means:

            (i) With respect to the Parent, any of the following events:

                A. if any individual or entity (a "Person") obtains control of the Parent (within the meaning of Section 840 of the Taxes Act of 1988 of England) as a result of making a general offer to acquire shares in the Parent, or having obtained such control makes such an offer;

                B. for the purposes of clause A, a Person shall be deemed to have obtained control of the Parent if the Person and others acting in concert with the Person have together obtained control of the Parent;

                C. if any Person becomes bound or entitled to acquire shares in the Parent under Sections 428 to 430F of the Companies Act of 1985 of England or Articles 421 to 423 of the Companies (Northern Ireland) Order 1986 of England, or if the Parent passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Parent; or

                D. if a court of competent jurisdiction sanctions a compromise or arrangement with respect to the Parent under Section 425 of the Companies Act of 1985 of England or Article 418 of the Companies (Northern Ireland) Order 1986 of the laws of England.

            (ii) With respect to a subsidiary or group of subsidiaries of Parent which is or are the direct or indirect owner(s) of substantially all of the businesses for whom Executive performs his primary duties (including Kysor/Warren) (an "Intermediate Parent") and is or are organized under the laws of the United Kingdom, the occurrence of any of the events described in clause
(i) of this definition with respect to such Intermediate Parent.

            (iii) With respect to the Intermediate Parents:

                A. any sale (in a single transaction or series of related transactions (or other transfer or disposition) of 50% or more of the voting stock of such



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Intermediate Parents, or of all or more than 50% of the consolidated business or operating assets of such Intermediate Parents to a third party unrelated to the Parent; or

                B. if Parent shall otherwise cease to be the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the Intermediate Parents or shall cease to control a majority of the voting stock of the Intermediate Parents.

            (iv) With respect to the Company:

                A. any sale (or other transfer or disposition) of 50% or more of the voting stock of the Company, whether in a single transaction or a series of related transactions, or of all or more than 50% of the consolidated business or operating assets of the Company and its direct and indirect subsidiaries to a third party unrelated to the Parent; or

                B. if the Parent shall otherwise cease to be the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the Company or shall cease to control a majority of the voting stock of the Company.

            (v) With respect to a business group or unit of Parent for whom Executive performs his primary duties (the "Primary Group"):

                A. any sale (or other transfer or disposition), of 50% or more of the voting stock of the Primary Group, whether in a single transaction or a series of related transactions, or of all or more than 50% of the business or operating assets of, the Primary Group to a third party unrelated to the Parent (or any successor corporation); or

                B. if the Parent shall otherwise cease to be the beneficial owner, directly or indirectly, of more than 50% of the voting stock or assets of the Primary Group or shall cease to control a majority of the voting stock or assets of the Primary Group.

The Retail Group is currently Executive's Primary Group and consists of four businesses: Kysor/Warren, Kysor Panel Systems, Austral and Belshaw Bros. Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred under clause (iii), (iv) or (v) above unless the stock and/or business or assets disposed of includes at least three of the four businesses in the Primary Group (a "Primary Group Disposal").

    (b) Executive's employment will be deemed to automatically terminate upon a Primary Group Disposal, provided that if requested by the Company, Executive shall continue his employment hereunder for up to 90 days following a Primary Group Disposal. If (i) the Company shall terminate Executive's employment without Cause within twelve (12) months following a Change in Control or (ii) a Primary Group Disposal shall occur (and Executive's employment shall terminate as provided above) then, in either such case, instead of the Termination Payment under Paragraph 10, Executive shall be entitled to receive, as severance, damages and in exchange for a general release in favor of the Parent and its affiliates and the other promises made by Executive hereunder, and as Executive's sole and exclusive right and remedy on account of such termination, a Termination Payment equal to 24 months' Base Salary at the then current rate, his full target bonus for the then current year, pro rated to the date of his termination plus an amount equal to his full target bonus calculated for an additional 24 months



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(i.e., two years' target bonus). In either such event, after termination of
Executive's employment, the Termination Payment shall be paid in a lump sum concurrently with Executive's delivery of a general release in favor of the Company and its affiliates. Executive shall also be entitled to receive any approved unreimbursed business expenses and other Executive benefits (as described above) to the date of termination. Any bonus with respect to any fiscal year of the Company ended prior to a Change in Control or a Primary Group Disposal shall also be paid to Executive at the time it would otherwise be payable as if Executive had remained employed by the Company without a Change in Control or a Primary Group Disposal. Notwithstanding the foregoing, if the termination occurs following a Change of Control under clause (iii), (iv) or (v) above or after a Primary Group Disposal and following such Change of Control or Primary Group Disposal the Company or the Parent continues to be the beneficial owner of the Kysor/Warren business, then Executive shall not be entitled to a Termination payment unless prior to such termination, Executive shall have provided to the satisfaction of the Company for appropriate senior management/succession planning for the Kysor/Warren business and the hiring and training of a permanent President and Vice President of Engineering each of whom shall have been approved by Kysor/Warren's Board of Directors.

    12. Termination for Good Reason.

        (a) Executive may terminate Executive's employment with the Company, and receive a Termination Payment as provided in this Paragraph upon the happening of any of the following, which shall be considered "Good Reason":

            (i) the assignment of Executive without his consent to a position having responsibilities or duties of a materially lesser status than those contemplated by Paragraph 1 as they may be changed from time to time with Executive's consent;

            (ii) if Executive's place of business is relocated to a distance of more than 100 miles from New Port Richey, Florida.

        (b) In the event Executive terminates his employment for Good Reason, Executive shall be entitled to a Termination Payment in the amount and manner as provided in Paragraph 10 above; provided, however, that Executive shall have a duty to seek employment and mitigate his damages. Executive shall promptly advise the Company in the event that he secures other employment and shall respond to the Company's inquiries from time to time concerning his employment status. Compensation (in whatever form) earned by Executive on account of other employment or otherwise for personal services rendered during the unexpired period during which Termination Payments are to be made (without regard to when such compensation is paid) shall be offset against and applied in reduction of the Company's obligations hereunder. Executive shall not otherwise be entitled to receive any further compensation hereunder.

    13. Notices. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid, or by national overnight delivery prepaid service to the parties at their addresses set forth above. Either of the parties hereto may at any time and from time to time hereafter change


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the address to which notice shall be sent hereunder by notice to the other party given under this Paragraph 13. The date of the giving of any notice sent by mail shall be the date of the posting of the mail, except that notice of an address change shall be deemed given when received.

    14. Assignment. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Executive. It is the intention of the parties hereto that Executive remain employed pursuant to the provisions hereof by any successor of the Company or the Primary Group, whether by merger, consolidation, acquisition of all or substantially all of the business or assets, or otherwise, and the Company shall have the right to assign this Agreement to any such successor in interest. This Agreement shall be binding upon Executive, his heirs, executors and administrators and upon the Company, its successors and assigns.

    15. Patents and Other Property. Any interests in trademarks, patents, patent applications, inventions, developments and processes which Executive may develop during the term of this Agreement relating to the fields in which the Parent or its affiliates may then be engaged, shall belong to the Company. Executive agrees to execute any trademark assignment or other instrument as the Company may deem reasonably necessary to evidence, establish, maintain, protect, enforce and or defend any and all of the Company's interests under this Paragraph 15. All such interests shall vest in the Company, whether or not such instrument is requested, executed or delivered. If Executive shall not so execute or deliver any such instrument after reasonable opportunity to do so, the Company shall have the right to do so in Executive's name, place and stead and the Company is hereby irrevocably appointed as Executive's attorney-in-fact for such purpose, which power is coupled with an interest.

    16. Executive's Representations and Warranties. Executive represents and warrants to the Company as follows:

        (a) Executive has the unfettered right to enter into this Agreement on the terms and subject to the conditions hereof, and Executive has not done or permitted to be done anything which may curtail or impair any of the rights granted to the Company herein.

        (b) Neither the execution and delivery of this Agreement by Executive nor the performance by Executive of any of Executive's obligations hereunder constitute or will constitute a violation or breach of, or a default under, any agreement, arrangement or understanding, or any other restriction of any kind, to which Executive is a party or by which Executive is bound.

    17. Indemnification. The Company agrees to hold harmless and indemnify Executive to the extent permitted by law against all damages and/or losses which Executive may suffer as a result of any third party claim, action, suit or proceeding to which he may become a party by reason of Executive's services as, and/or for activities engaged in by Executive while Executive is acting as an officer and/or Executive of the Company or any affiliate thereof; provided, however, that no such indemnification shall be paid to the extent any such damages or losses shall arise through the negligence, bad faith or misconduct of Executive or the breach by Executive of any of Executive's obligations under this Agreement. This indemnity shall survive the termination of this Agreement and the release of the Company and its affiliates contemplated hereby.



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    18. Waiver. No course of dealing nor any delay on the part of either party in exercising any rights hereunder will operate as a waiver of any rights of such party. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

    19. Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of Florida applicable to agreements entered into and to be performed entirely therein.

    20. Partial Invalidity. If any clause, paragraph, section or part of this Agreement shall be held or declared to be void, invalid or illegal for any reason by any court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, paragraph, section or part of this Agreement.

    21. Modifications. Executive acknowledges and agrees that the Company has not made nor is making, and in executing this Agreement Executive has not relied upon, any representations, promises or inducements except to the extent that the same are expressly set forth in this Agreement. This Agreement shall not be altered or modified except in writing, duly executed by the parties hereto.

    22. Binding Effect. This document is not intended to constitute an Agreement, commitment, or offer of employment binding upon the Company until and unless executed on behalf of the Company, as provided below, and no representative of the Company has authority to make any commitment or to give any assurance to the contrary.


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         If the foregoing correctly sets forth our understanding and agreement, please sign where indicated below.

                                                    Very truly yours,

                                                    ENODIS CORPORATION


                                                    By:       /s/ Andrew Allner
                                                       -------------------------
                                                       Name:  Andrew Allner

AGREED TO AND ACCEPTED:


         /s/ David Odum
----------------------------------
              DAVID ODUM







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